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                                                                      EXHIBIT 11



                               QUANEX CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (In thousands, except per share amounts)



                                                   Three Months Ended        Nine Months Ended
                                                        July 31,                 July 31,
                                                   ------------------        ------------------
                                                    1994        1993          1994        1993
                                                   -------    -------        ------      ------
                                                                    (Unaudited)
Net income (loss)............................    $  5,777     $  2,678     $ 11,322     $  5,066
Preferred dividend requirements..............      (1,484)      (1,484)      (4,451)      (4,451)
                                                 --------     --------     --------     --------
Net income attributable to
  common stockholders........................    $  4,293     $  1,194     $  6,871     $    615
                                                 ========     ========     ========     ========

Weighted average shares
  outstanding-primary........................      13,465       13,346       13,442       13,532
                                                 ========     ========     ========     ========

Earnings (loss) per common share - primary...        0.32         0.09         0.51         0.05
                                                 ========     ========     ========     ========


Net income (loss)............................    $  5,777     $  2,678     $ 11,322     $  5,066
Weighted average shares
  outstanding-primary........................      13,465       13,346       13,442       13,532
Effect of common stock equivalents
  arising from stock options.................          30           73           36           73
Preferred stock assumed converted
  to common stock............................       2,738        2,738        2,738        2,738
                                                 --------     --------     --------     --------
Weighted average shares
  outstanding-fully diluted..................      16,233       16,157       16,216       16,343
                                                 ========     ========     ========     ========

Earnings (loss) per common share - assuming
  full dilution..............................    $   0.36     $   0.17     $   0.70     $   0.31
                                                 ========     ========     ========     ========